   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 18, 1997


                                                      REGISTRATION NO. 333-27785
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                 POST-EFFECTIVE
                                AMENDMENT NO. 1

                                       ON



                                    FORM S-3


                                       TO


                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                      AMERICAN RESIDENTIAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                           1711                          76-0484996
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)        Identification Number)

                           POST OAK TOWER, SUITE 725
                              5051 WESTHEIMER ROAD
                           HOUSTON, TEXAS 77056-5604
                                 (713) 599-0100
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                            ------------------------
                               JOHN D. HELD, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                      AMERICAN RESIDENTIAL SERVICES, INC.
                           POST OAK TOWER, SUITE 725
                              5051 WESTHEIMER ROAD
                           HOUSTON, TEXAS 77056-5604
                                 (713) 599-0100
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                            ------------------------

                                    Copy to:

                             JAMES L. LEADER, ESQ.
                             BAKER & BOTTS, L.L.P.
                                ONE SHELL PLAZA
                           HOUSTON, TEXAS 77002-4995
                                 (713) 229-1234
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS

                                  $55,000,000

                     [AMERICAN RESIDENTIAL SERVICES, INC.]

                 7 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                    INTEREST PAYABLE APRIL 15 AND OCTOBER 15
                             ---------------------


     The 7 1/4% Convertible Subordinated Notes due 2004 (the "Notes") of American Residential Services, Inc., a Delaware corporation ("ARS" and, collectively with its subsidiaries, the "Company"), and the common stock, par value $.001 per share, of ARS ("Common Stock") into which the Notes are convertible (together with the Notes, the "Securities") may be offered hereby by certain holders of the Securities (the "Selling Holders"). The Notes were originally issued in the aggregate principal amount of $55 million on April 2, 1997.


     Interest on the Notes is payable semi-annually in arrears on April 15 and October 15 of each year, commencing October 15, 1997. The Notes mature on April 15, 2004 and do not provide for a sinking fund. ARS may, at its option, redeem the Notes on and after April 20, 2000 in whole or in part at the redemption prices set forth in this Prospectus, plus accrued interest. If a Repurchase Event (as defined herein) occurs, each holder of Notes may require ARS to repurchase that holder's Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued interest. See "Description of the Notes."

     The Notes (i) are unsecured obligations of ARS and subordinate to all present and future Senior Indebtedness (as defined herein) and (ii) will be effectively subordinated to all indebtedness and other liabilities of the subsidiaries of ARS. The Indenture (as defined herein) does not restrict the ability of ARS or its subsidiaries to incur indebtedness or other liabilities.


     On their original issuance, the Notes became eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Notes sold pursuant to this Prospectus will no longer be eligible for trading in the PORTAL Market. No assurance can be given a market for the Notes will develop or as to the liquidity or sustainability of any market that may develop. See "Risk Factors -- Limited Market for the Notes." They are convertible into Common Stock at any time at or before maturity, unless previously redeemed, at a conversion price of $25.50 per share, subject to adjustment in certain events. The Common Stock trades on the New York Stock Exchange (the "NYSE") under the symbol "ARS." On December 16, 1997, the closing price of the Common Stock, as reported on the NYSE, was $14.1875 per share.

                             ---------------------


      SEE "RISK FACTORS" BEGINNING ON PAGE 4 HEREOF FOR A DISCUSSION OF CERTAIN RISK FACTORS PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY SHOULD CONSIDER.

                             ---------------------


     ARS issued and sold the Securities to Salomon Smith Barney Inc., Goldman, Sachs & Co. and NationsBanc Montgomery Securities, Inc. (the "Initial Purchasers") on April 2, 1997. The Selling Holders acquired the Securities from the Initial Purchasers, either directly or indirectly through one or more resale transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). ARS will not receive any of the proceeds from the sale of the Securities.


     The Selling Holders may sell the Securities from time to time to or through underwriters, directly to purchasers or through agents in ordinary brokerage transactions, in negotiated transactions or otherwise, at prices that (i) represent or relate to then prevailing market prices or (ii) are negotiated. See "Plan of Distribution."

     The Selling Holders may be deemed to be "underwriters" as defined in the Securities Act, and the following may be deemed underwriting discounts or commissions under the Securities Act in connection with the sale of the
Securities: (i) agency commissions paid by Selling Holders to broker/dealers; and (ii) profits realized by Selling Holders and broker/dealers purchasing Securities for their own account.

                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------


                The date of this Prospectus is December  , 1997.

                               PROSPECTUS SUMMARY



     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE ON REQUEST FROM JOHN
D. HELD, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY OF ARS, POST OAK TOWER, SUITE 725, 5051 WESTHEIMER ROAD, HOUSTON, TEXAS 77056-5604; TELEPHONE:
(713) 599-0100. SEE "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."



THE COMPANY



     ARS was founded in October 1995 to create the leading national provider of
(i) comprehensive maintenance, repair and replacement services for heating, ventilating and air conditioning ("HVAC"), plumbing, electrical, indoor air quality and other systems and major home appliances in homes and small commercial buildings (collectively, "residential maintenance services") and (ii) new installations of those systems in homes and small commercial facilities under construction ("new residential installation services" and, together with residential maintenance services, "residential services"). ARS also intends, through its subsidiary, American Mechanical Services, to become a leading national provider of comprehensive maintenance, repair, replacement, reconfiguration and monitoring services for HVAC, plumbing and electrical systems and controls in existing large commercial, industrial and institutional facilities such as office buildings, health care facilities, educational facilities and retail centers (collectively, "commercial maintenance services"). To achieve these goals, the Company is conducting an aggressive acquisition program and has implemented a national operating strategy designed to increase internal growth and capitalize on cost efficiencies. As of the date of this Prospectus, the Company is the largest publicly held company in the United States engaged principally in providing residential services and has acquired a number of businesses providing commercial maintenance services.



     The principal executive offices of ARS are located at Post Oak Tower, Suite 725, 5051 Westheimer Road, Houston, Texas 77056-5604, and its phone number at that address is (713) 599-0100.



RECENT DEVELOPMENTS



     Since September 30, 1997 and through December 5, 1997, the Company has acquired eight additional businesses for aggregate consideration of $5.7 million in cash and 115,553 shares of ARS Common Stock, bringing the total number of businesses acquired by the Company since September 30, 1996 to 80. The businesses acquired since September 30, 1997 will be recorded as purchase transactions and had aggregate unaudited annualized revenues of $19.5 million in 1996.



     Effective November 1, 1997, the ARS Board of Directors appointed Thomas N. Amonett as President and Chief Executive Officer of ARS. He succeeded C. Clifford Wright, Jr., who resigned. Mr. Amonett, 54, recently completed service as the interim President and Chief Executive Officer of Weatherford Enterra, Inc., and continues to serve as a director of that Houston-based company with a tenure of more than 23 years. Previously, Mr. Amonett was Chairman, President and Chief Executive Officer of Houston-based Reunion Resources Company and continues to serve as a director of its successor, Reunion Industries, Inc., based in Stamford, Connecticut. In addition to his other business activities, Mr. Amonett was previously a partner of the Houston law firm of Fulbright & Jaworski and is a graduate of Vanderbilt University and Vanderbilt University School of Law.

                                 THIS OFFERING



Securities Offered............   7 1/4% Convertible Subordinated Notes due April
                                 15, 2004.


Payment of Interest...........   April 15 and October 15, commencing October 15,
                                 1997.

Conversion....................   Convertible into Common Stock of ARS at the
                                 option of the holder at any time at or before maturity, unless previously redeemed, at $25.50 per share, subject to adjustment in certain events.


Subordination.................   Subordinated to all present and future Senior
                                 Indebtedness (as defined herein) of ARS and effectively subordinated to all indebtedness and other liabilities of subsidiaries of ARS.
                                 As of September 30, 1997, the aggregate amount of Senior Indebtedness to which the Notes are subordinated was approximately $61.0 million, and the aggregate amount of indebtedness and other balance sheet liabilities of ARS's subsidiaries to which the Notes are effectively subordinated was approximately $45.0 million.
                                 The Indenture for the Notes (the "Indenture") does not restrict the incurrence of indebtedness (including Senior Indebtedness) or other liabilities by ARS or its subsidiaries.


Redemption....................   Redeemable, in whole or in part, at the option
                                 of ARS, at the redemption prices set forth herein, together with accrued interest, except that no redemption may be made before April 20, 2000.


Redemption at Holder's
Option........................   If a Repurchase Event (as defined herein)
                                 occurs, each holder of the Notes will have the right, at the holder's option, to require ARS to repurchase such holder's Notes at 100% of their principal amount, plus accrued interest.
                                 The term Repurchase Event is limited to
                                 transactions involving a Change in Control or a Termination of Trading (each as defined herein) and does not include other events that might adversely affect the financial condition of ARS or result in a downgrade in the credit rating
                                 (if any) of the Notes. The ability of ARS to repurchase the Notes following a Repurchase
                                 Event will depend on ARS having sufficient funds and may be limited by the terms of ARS's
                                 Senior Indebtedness or the subordination provisions of the Indenture. No assurance can be given ARS will be able to repurchase the Notes if a Repurchase Event occurs.


Use of Proceeds...............   The Company will not receive any of the
                                 proceeds from the sale by the Selling Holders of the Notes or the Common Stock issuable on conversion thereof.

Listings......................   On their original issuance, the Notes became
                                 eligible for trading in the PORTAL Market.
                                 Notes sold pursuant to this Prospectus will no longer be eligible for trading in the PORTAL
                                 Market. The Common Stock trades on the NYSE under the symbol "ARS." The shares of Common
                                 Stock issuable on conversion of the Notes have been approved for listing on the NYSE.

                                  RISK FACTORS


     Prospective investors in the Securities should carefully consider the following factors, as well as the other information contained in this Prospectus. This Prospectus contains certain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of any number of factors, including the risk factors set forth below and elsewhere in this Prospectus.


LIMITED COMBINED OPERATING HISTORY


     ARS, incorporated in Delaware in October 1995, conducted no operations prior to the closing on September 27, 1996 of its initial public offering of Common Stock (the "IPO") and its acquisition of seven residential services businesses (together with the common parent of two of those businesses, the "Founding Companies"). Since then and through December 5, 1997, the Company has acquired an additional 80 businesses (collectively with the Founding Companies, the "Acquired Businesses"). The Acquired Businesses operated as separate, independent businesses prior to their acquisition by the Company. The success of the Company will depend, in part, on the extent to which the Company is able to centralize its accounting and other administrative functions, eliminate the unnecessary duplication of other functions and otherwise integrate the Acquired Businesses and such additional businesses as it may acquire in the future into a cohesive, efficient enterprise. No assurance can be given the Company's management will be able to manage the combined entity effectively or implement fully the Company's acquisition or national operating strategies.



RISKS RELATED TO ACQUISITION STRATEGY



     The Company's acquisition strategy presents risks that include the possibility of the adverse effect on existing operations of the Company from the diversion of management's attention and resources to acquisitions, the possible loss of acquired customer bases and key personnel, including service personnel, and the contingent and latent risks associated with the past operations of and other unanticipated problems arising in the acquired businesses. The success of the Company's acquisition strategy will depend on the extent to which it is able to acquire, successfully absorb and profitably manage additional businesses, and no assurance can be given the Company's strategy will succeed or that the Company's business and financial performance will not be materially adversely affected thereby. In this connection, competition for acquisition candidates could cause the cost of acquiring businesses to increase materially. Acquisitions accounted for as purchases may result in substantial annual noncash charges for goodwill and other intangible assets in the Company's statements of operations, while material acquisitions accounted for as pooling-of-interests transactions will require restatements of the Company's historical financial statements to include the results of the acquired businesses, which could negatively or positively impact those financial statements.


FACTORS AFFECTING INTERNAL GROWTH


     The factors affecting the Company's ability to generate internal growth include the extent to which it is able to expand the range of services it offers, grow existing customer bases through the development and implementation of cost-effective advertising and other marketing programs and reduce operating and overhead costs of acquired businesses. Factors affecting the ability of the Company to expand services include the extent to which it is able to attract and retain qualified operational management and service and installation personnel in new areas of operation and leverage its relationships with existing customers to provide them services they currently obtain from others.


COMPETITION


     The markets for residential services and commercial maintenance services are highly competitive and are served principally by small, owner-operated private companies, some of which may have lower overhead cost structures, and may be able to provide their services at lower rates, than the Company. The Company believes (i) the residential services and commercial maintenance services sectors of its industry are subject to rapid consolidation, (ii) currently only a few other public companies are focused on providing residential services in some of the service lines provided by the Company and (iii) only a small number of public companies are engaged primarily in commercial maintenance services in the service lines on which the Company intends to focus. Certain HVAC original equipment manufacturers provide commercial maintenance services as a complement to their manufacturing and distribution businesses, and other companies, including unregulated affiliates of electric and gas public utilities, are entering the industry. Certain of the Company's competitors may have greater financial resources than the Company to finance acquisition and internal growth opportunities and may be willing to pay higher prices than the Company for the same opportunities. Consequently, the Company may encounter significant competition in its efforts to achieve its growth objectives.





SEASONALITY AND FLUCTUATIONS IN OPERATING RESULTS



     The Company's residential services operations are subject to different seasonal variations in the different lines of service. Except for certain areas of the southern United States, the demand for new residential installations is lower in the winter months because new construction activity is lower as a result of colder weather (although the Company expects that such reduction in demand may be partially offset by increases in the demand for commercial replacement services generally experienced in the winter months). Demand for residential HVAC services is generally higher in the second and third quarters. Accordingly, the Company expects its revenues and operating results generally will be lower in its first and fourth quarters. In addition to the effects of seasonality, the Company's quarterly results may fluctuate as a result of a number of other factors, including the timing of acquisitions and the cyclical nature of the homebuilding industry, which will influence the levels of housing starts from time to time in the markets in which the Company engages in new residential installation services and affect the Company's ability to maintain or increase revenues from those services. Accordingly, quarterly comparisons of the Company's revenues and operating results should not be relied on as an indication of future performance, and the results of any quarterly period may not be indicative of results to be expected for a full year.





DEPENDENCE ON KEY PERSONNEL


     The Company's operations depend on the efforts of its executive officers and the senior management of its principal operating subsidiaries, and the Company likely will depend on the senior management of any significant businesses it acquires in the future. The business or prospects of the Company could be affected adversely if any of these persons does not continue in his or her management role after joining the Company and the Company is unable to attract and retain qualified replacements. The success of the Company's growth strategy and current operations will depend on the extent to which the Company is able to retain, recruit and train qualified service and installation personnel who meet the Company's standards of conduct and service to its customers.


SUBORDINATION OF NOTES; HOLDING COMPANY STRUCTURE


     The Notes are subordinate in right of payment to all current and future Senior Indebtedness of ARS. Senior Indebtedness includes all indebtedness (whether secured or unsecured) borrowed under the Company's $100 million revolving credit facility (the "Credit Facility") or successor credit facilities and substantially all other indebtedness of ARS, whether existing on or created or incurred after the date the Notes are issued, that is not made subordinate to or pari passu with the Notes by the instrument creating the indebtedness. As of September 30, 1997, the aggregate amount of Senior Indebtedness to which the Notes are subordinated was approximately $61.0 million, including $59.0 million of secured indebtedness outstanding under the Credit Facility, and the aggregate amount of indebtedness and other balance sheet liabilities of ARS's subsidiaries to which the Notes are effectively subordinated was approximately $45.0 million. The Indenture dated as of April 1, 1997 under which ARS issued the Notes (the "Indenture") does not limit the amount of additional indebtedness, including Senior Indebtedness, which ARS can create, incur, assume or guarantee. By reason of the subordination of the Notes, if any insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of ARS occurs, the assets of ARS will be available to pay the amounts due on the Notes only after all Senior Indebtedness has been paid in full.


     ARS, as a holding company whose principal assets are the shares of capital stock of its subsidiaries, does not generate any operating revenues of its own. Consequently, it depends on dividends, advances and payments from its subsidiaries to fund its activities and meet its cash needs, including its debt service requirements. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make funds available therefor. Their ability to pay dividends or make other payments or advances to ARS will depend on their operating results and will be subject to various business considerations and to applicable state laws. In addition, holders of the Notes are effectively subordinated to the claims of creditors of ARS's subsidiaries to the extent of the assets of such subsidiaries. If any insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any subsidiary of ARS occurs, creditors of that subsidiary generally will have the right to be paid in full before any distribution is made to ARS or the holders of the Notes. See "Description of the Notes."



     Substantially all the subsidiaries of ARS have guaranteed the payment of its obligations under the Credit Facility, and the stock of those subsidiaries has been pledged by ARS or their immediate parent corporations as collateral securing those obligations.


LIMITATIONS ON REPURCHASE IF A REPURCHASE EVENT OCCURS


     If a Repurchase Event, which consists of either a Change in Control or a Termination of Trading (each as defined herein), occurs, each holder of Notes and each holder of the $100,000,000 aggregate principal amount of convertible subordinated debt securities (the "Convertible Debt Securities"), which the Company is authorized to issue, if any be then outstanding, will have the right, at its option, to require ARS to repurchase all or a portion of its Notes or Convertible Debt Securities at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the repurchase date. ARS's ability to repurchase Notes and Convertible Debt Securities following a Repurchase Event
(i) may be limited by the terms of the Senior Indebtedness and the subordination provisions of the Indenture and (ii) will depend on the availability of sufficient funds and compliance with applicable securities laws. Accordingly, no assurance can be given ARS will repurchase Notes following a Repurchase Event. The term "Repurchase Event" is limited to certain specified transactions and may not include other events, such as a highly leveraged business combination or reorganization not involving a Repurchase Event, that might adversely affect the financial condition of ARS or result in a downgrade of the credit rating (if any) of the Notes. See "Description of the Notes."


LIMITED MARKET FOR THE NOTES


     On their original issuance, the Notes became eligible for trading in the PORTAL Market. Notes sold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market. No assurance can be given a market for the Notes will develop, as to the liquidity or sustainability of any market that may develop, or as to the ability of holders of the Notes to sell their Notes at any price. Future trading prices of the Notes will depend on many factors, including, among others, prevailing interest rates, ARS's operating results, the price of the Common Stock and the market for similar securities.


POSSIBLE VOLATILITY OF COMMON STOCK PRICE

     The market price of the Common Stock may be subject to significant fluctuations from time to time in response to numerous factors, including variations in the reported financial results of the Company and changing conditions in the economy in general or in the Company's industry in particular. In addition, the stock markets experience significant price and volume volatility from time to time, which may affect the market price of the Common Stock for reasons unrelated to the Company's performance at that time.

POTENTIAL ADVERSE EFFECTS OF AUTHORIZED PREFERRED STOCK ON COMMON STOCK


     The Restated Certificate of Incorporation of ARS (the "Charter") authorizes ARS to issue, without stockholder approval, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights (including preferences over the Common Stock respecting dividends and distributions) as the Board of Directors of ARS (the "Board of Directors") may determine. See "Description of Capital Stock."

POTENTIAL ANTI-TAKEOVER EFFECTS


     ARS has a stockholder rights plan in effect. This plan and provisions of the Charter and Bylaws of ARS and the Delaware General Corporation Law (the "DGCL") (under which ARS is organized) may delay, discourage, inhibit, prevent or render more difficult an attempt to obtain control of the Company by means of a tender offer, business combination, proxy contest or otherwise. These provisions include the authorization of "blank check" preferred stock, classification of the Board of Directors, a prohibition of stockholder action by written consent and DGCL restrictions on business combinations with certain interested parties. In addition, a "Change of Control" (as defined in the Credit Facility) constitutes an event of default under the Credit Facility. If a Change in Control (as defined in both the Indenture and the indenture relating to the Convertible Debt Securities) occurs, each holder of Notes or Convertible Debt Securities will have the right, at the holder's option, to require ARS to repurchase all or a portion of such holder's Notes or Convertible Debt Securities, as applicable, at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the repurchase date. These provisions of the Credit Facility, the Indenture and the indenture relating to the Convertible Debt Securities could impede or prevent a change of control or depress the price of the Common Stock. See "Description of Capital Stock."

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Securities by the Selling Holders.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock trades on the NYSE under the symbol "ARS." The following table sets forth the high and low sale prices for the Common Stock (based on the NYSE Composite Transactions Reporting System) for the periods indicated:


                                                                HIGH       LOW
                                                              --------   --------
1996:
  Third quarter (September 25 to September 30)..............  $19.6250   $16.5000
  Fourth quarter............................................   27.1250    16.6250
1997:
  First quarter.............................................   28.5000    19.1250
  Second quarter............................................   24.5000    17.5000
  Third quarter.............................................   25.3750    15.3750
  Fourth quarter (through December 16)......................   18.8125    12.0000



     The closing price of the Common Stock on the NYSE (as reported on the Composite Transactions Reporting System) on December 16, 1997 was $14.1875. As of December 16, 1997 there were approximately 220 holders of record of Common Stock, as shown on the records of the transfer agent and registrar for the Common Stock. The number of record holders does not bear any relationship to the number of beneficial owners of the Common Stock.


                                DIVIDEND POLICY


     ARS has not paid or declared any dividends since the completion of the IPO and currently intends to retain earnings to finance the expansion of its business. Any future dividends will be at the discretion of the Board of Directors after taking into account various factors, including, among others, the Company's financial condition and performance, cash needs and expansion plans, the income tax laws then in effect, the requirements of Delaware law and the restrictions the Credit Facility imposes and the Company's future credit facilities or debt instruments may impose. The Credit Facility prohibits the payment of dividends (except for dividends payable in Common Stock and certain preferred stock).

                         SELECTED FINANCIAL INFORMATION
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)


     For financial reporting purposes, Atlas Services, Inc. ("Atlas"), one of the Founding Companies, is presented as the acquiror in all the acquisitions by ARS through September 30, 1996, the effective date of the acquisition by ARS of the Founding Companies. During the twelve months ended September 30, 1997, the Company acquired 72 businesses, 23 of which were accounted for under the pooling-of-interests method of accounting (the "Pooled Businesses"). In the fourth quarter of 1997 (through December 5), the Company acquired eight additional businesses. The Company's historical financial statements incorporated by reference in this Prospectus for periods ended on or before September 30, 1996 are the consolidated historical financial statements of Atlas retroactively restated for 15 of the Pooled Businesses (the "Restated Businesses"). The eight remaining Pooled Businesses are not significant to prior historical periods, and their results and the results of the other 49 businesses acquired through September 30, 1997 have been included in the consolidated results of the Company beginning on their respective dates of acquisition. As used in this discussion, the "Company" means (i) Atlas plus the Restated Businesses prior to September 30, 1996 and (ii) ARS and its consolidated subsidiaries on that date and thereafter. The summary financial information below should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference herein.



                                                                                                          NINE MONTHS
                                                                                                             ENDED
                                                               YEAR ENDED DECEMBER 31                     SEPTEMBER 30
                                                  ------------------------------------------------     ------------------
                                                   1992      1993      1994      1995       1996        1996       1997
                                                  -------   -------   -------   -------   --------     -------   --------
STATEMENT OF OPERATIONS INFORMATION(1):
HISTORICAL:
  Revenues......................................  $51,268   $55,525   $81,125   $97,686   $150,330     $85,145   $272,781
  Gross profit..................................   13,542    13,811    19,938    25,304     41,270      23,362     78,269
  Selling, general and administrative
    expenses(2).................................   12,440    12,236    16,992    19,914     37,632      22,173     56,051
  Income from operations........................    1,101     1,574     2,946     5,390      3,638       1,189     22,218
  Interest income and other, net................      203       316       611       209        609         291        823
  Interest expense(2)...........................     (381)     (353)     (355)     (356)    (5,479)     (4,572)    (4,955)
  Net income (loss).............................  $   689   $ 1,226   $ 1,916   $ 3,155   $ (3,035)    $(4,349)  $ 10,248
                                                  =======   =======   =======   =======   ========     =======   ========
  Net income (loss) per share...................  $   .17   $   .30   $   .47   $   .77   $   (.48)    $ (1.06)  $    .71
                                                  =======   =======   =======   =======   ========     =======   ========
  Shares used in computing net income (loss) per
    share.......................................    4,085     4,085     4,085     4,085      6,277       4,085     14,457
                                                  =======   =======   =======   =======   ========     =======   ========
  Ratio of earnings to fixed charges(3).........     2.93x     4.31x     6.82x     9.56x        --          --       4.54x
                                                  =======   =======   =======   =======   ========     =======   ========



                                                                                     NINE MONTHS
                                                                 YEAR ENDED             ENDED
                                                              DECEMBER 31, 1996   SEPTEMBER 30, 1997
                                                              -----------------   ------------------
PRO FORMA COMBINED, AS ADJUSTED(4)(5):
  Revenues..................................................      $461,164             $352,498
  Gross profit..............................................       146,628              107,041
  Selling, general and administrative expenses(6)...........       105,858               77,248
  Goodwill amortization(7)..................................         4,600                  815
  Income from operations....................................        36,170               28,978
  Interest income and other expenses, net...................         1,313                1,007
  Interest expense..........................................        (8,957)              (6,759)
  Net income................................................      $ 16,258             $ 13,087
                                                                  ========             ========
  Net income per share......................................      $   1.07             $    .83
                                                                  ========             ========
  Shares used in computing pro forma net income per
    share(8)................................................        15,133               15,709
                                                                  ========             ========
  Ratio of earnings to fixed charges(3).....................          3.73x                4.25x
                                                                  ========             ========



                                                           DECEMBER 31                          SEPTEMBER 30, 1997
                                         ------------------------------------------------   ---------------------------
                                          1992      1993      1994      1995       1996     HISTORICAL   AS ADJUSTED(5)
                                         -------   -------   -------   -------   --------   ----------   --------------
BALANCE SHEET INFORMATION(9):
  Working capital.....................   $ 1,362   $ 1,864   $ 2,249   $ 1,284   $ 19,175    $ 35,502       $ 36,920
  Total assets........................    14,475    16,682    21,854    25,243    211,624     317,388        328,075
  Total debt, including current
    portion...........................     4,528     4,823     4,882     4,557     56,063     116,533        122,268
  Stockholders' equity................     3,379     3,346     4,029     5,479    116,251     147,664        149,865



                                                   (Footnotes on following page)

---------------


(1) The selected historical statement of operations information presented for each year in the three-year period ended December 31, 1996 has been derived from the audited consolidated financial statements of the Company incorporated by reference in this Prospectus. The remaining selected historical statement of operations information presented has been derived from unaudited financial statements of the Company, which have been prepared on the same basis as the audited financial statements and, in the opinion of the Company, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of that information.



(2) For the year ended December 31, 1996 and the nine months ended September 30, 1996, includes non-recurring compensation expense of $3,356 (included in selling, general and administrative expenses) and financing fees of $4,818 (included in interest expense) related to the purchase of the common parent of two Founding Companies.



(3) For purposes of calculating this ratio, "earnings" consist of earnings before fixed charges and income tax, while "fixed charges" consist of interest expense and one-third of rental expense, which the Company estimates to be representative of the interest factor therein. As a result of the operating losses for the year ended December 31, 1996 and for the nine months ended September 30, 1996, earnings did not cover fixed charges for those periods by $4,280 and $1,669, respectively.



(4) The selected unaudited pro forma combined statement of operations information presented gives effect to the acquisitions of all Acquired Businesses through December 5, 1997, the IPO and the issuance and sale of the Notes by ARS and the application of the proceeds from that sale by ARS, in each case as if those transactions had occurred on January 1 of each period presented.



(5) The pro forma combined financial statement information presented (i) is not necessarily indicative of the results the Company would have obtained had certain events actually occurred when assumed or of the Company's future results, (ii) is based (in the case of certain purchases) on preliminary estimates of fair value, available information and certain assumptions management deems appropriate and (iii) should be read in conjunction with the other financial statements and notes thereto incorporated by reference herein.



(6) Gives effect to reductions in salary and benefits to former owners of certain Acquired Businesses, the distribution of certain assets to and the costs of certain leases assumed by former owners of certain Acquired Businesses and the effects of certain other non-recurring expenses.



(7) Reflects amortization of the goodwill recorded as a result of the acquisitions of the Acquired Businesses over a 40-year period.



(8) Assumes all shares issued for the acquisitions of Acquired Businesses had been outstanding throughout the periods presented.



(9) The selected historical balance sheet information presented has been derived from (i) for September 30, 1997, the unaudited consolidated financial statements of the Company incorporated by reference in this Prospectus, (ii) for December 31, 1995 and 1996, the audited consolidated financial statements of the Company incorporated by reference in this Prospectus and
    (iii) for December 31, 1992, 1993 and 1994, the unaudited financial statements of the Company, which have been prepared on the same basis as the audited financial statements and, in the opinion of the Company, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of that information. The selected as adjusted balance sheet information presented reflects information derived from the unaudited consolidated financial statements of the Company as of September 30, 1997, incorporated by reference in this Prospectus, as adjusted, on a pro forma combined basis, to give effect to the acquisitions of all Acquired Businesses acquired during the fourth quarter of 1997 (through December 5).

                              THE SELLING HOLDERS


     ARS issued and sold the Securities to the Initial Purchasers pursuant to a purchase agreement dated as of March 27, 1997. The Selling Holders acquired the Securities from the Initial Purchasers, either directly or indirectly, in one or more resale transactions exempt from the registration requirements of the Securities Act. ARS has agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act.



     The following table is as of December 5, 1997. The term "Selling Holders" includes the beneficial owners of the Securities listed below and their respective transferees, pledgees, donees or other successors. No Selling Holder has had any material relationship with the Company or any of its affiliates within the past three years.



                                                              AGGREGATE PRINCIPAL   NUMBER OF SHARES
                                                                AMOUNT OF NOTES      OF COMMON STOCK
                                                                   OWNED AND            OWNED AND
                   NAME OF SELLING HOLDER                       OFFERED HEREBY      OFFERED HEREBY(1)
                   ----------------------                     -------------------   -----------------
AAM/Zazove Institutional Income Fund, L.P...................      $ 1,300,000              50,980
Christian Science Trustees for Gifts and Endowments.........          215,000               8,431
Commonwealth Life Insurance (Camden-Teamsters
  Non-Enhanced).............................................        1,000,000              39,216
Commonwealth Life Insurance (Teamsters I)...................        1,000,000              39,216
Declaration of Trust for the Defined Benefit Plans of ICI
  American Holdings Inc. ...................................          845,000              33,137
Declaration of Trust for the Defined Benefit Plans of ZENECA
  Holdings Inc. ............................................          580,000              22,745
Deep Rock & Co. ............................................        3,000,000             117,647
Delaware State Employees' Retirement Fund...................        2,770,000             108,627
First Church of Christ, Scientist -- Endowment..............          225,000               8,824
General Motors Employees Domestic Group Trust...............        9,845,000             386,078
Hillside Capital Incorporated Corporate Account.............          245,000               9,608
J.P. Morgan & Co. Incorporated..............................        3,500,000             137,255
J.W. McConnell Family Foundation............................          565,000              22,157
LLT LTD.....................................................          800,000              31,373
Offshore Strategies, LTD....................................          200,000               7,843
Retail Clerks Pension Plan..................................        1,000,000              39,216
Southport Management Partners L.P. .........................        1,200,000              47,059
Southport Partners International Ltd. ......................          400,000              15,686
Summer Hill Global Partners L.P. ...........................          245,000               9,608
Thermo Electron Balanced Investment Fund....................          660,000              25,882
Zazove Convertible Fund, L.P. ..............................        1,000,000              39,216
                                                                  -----------           ---------
          Total(2)..........................................      $30,595,000           1,199,804
                                                                  ===========           =========


---------------


(1) Unless otherwise noted, the nature of beneficial ownership is sole voting and/or investment power. Shares shown are the number of whole shares into which the holder's Notes are convertible at the initial conversion price of $25.50 per share.



(2) Of the original $55,000,000 aggregate principal amount of Notes issued by ARS on April 2, 1997, this Prospectus does not relate to $24,405,000 aggregate principal amount of Notes (convertible into 957,059 whole shares of Common Stock) which are either (i) held by persons who have not complied with the conditions to being included as Selling Holders and are not entitled to offer or sell their Securities by means of this Prospectus until they are included as Selling Holders in a supplement hereto or (ii) were acquired by the respective holders thereof pursuant to the registration statement of which this Prospectus is a part. See "Description of the Notes -- Registration Rights; Liquidated Damages."



     The table above reflects information furnished to ARS by or on behalf of the Selling Holders. Changes in that information and information respecting additional Selling Holders will be included in supplements hereto when necessary.

                            DESCRIPTION OF THE NOTES


     U.S. Trust Company of Texas, N.A. is the trustee under the Indenture (the "Trustee"). The terms of the Notes include those set forth or referred to in the Indenture and those made part of the Indenture by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms, and the Trust Indenture Act. The Indenture is an exhibit to the registration statement of which this Prospectus is a part (the "Shelf") and is incorporated herein by this reference.


GENERAL

     The Notes (i) are unsecured obligations of ARS, (ii) are limited to $55,000,000 in aggregate principal amount and (iii) mature on April 15, 2004. The Notes bear interest at 7 1/4% per annum from April 2, 1997 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually on April 15 and October 15 of each year, commencing October 15, 1997, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding April 1 or October 1, as the case may be (whether or not a business day). Interest on the Notes is paid on the basis of a 360-day year of twelve 30-day months.

     Principal of, and interest on, the Notes is payable (i) in same-day funds on or prior to the payment dates with respect to such amounts in the case of Notes held of record by DTC or its nominee and (ii) at the office of the Trustee in New York, New York, in the case of Notes held of record by Holders other than DTC or its nominee, and the Notes may be surrendered for registration of transfer, exchange or conversion at the office of the Trustee in New York, New York. ARS may, at its option, pay interest on Notes held of record by Holders other than DTC or its nominee by check mailed to the address of the persons entitled thereto as it appears in the Register for the Notes on the Regular Record Date for that interest payment.

     No service charge will be made for any registration of transfer or exchange of the Notes, but ARS may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith. ARS is not required
(i) to issue, register the transfer of or exchange any Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of that mailing or (ii) to register the transfer of or exchange any Notes selected for redemption in whole or in part, except the unredeemed portion of Notes being redeemed in part.

     All monies paid by ARS to the Trustee or any Paying Agent, or held by ARS, in trust for the payment of principal of and premium and interest on any Note which remain unclaimed for two years after such principal, premium or interest becomes due and payable may be repaid to ARS or released from trust, as the case may be. Thereafter, the Holder of such Note may, as an unsecured general creditor, look only to ARS for payment thereof.

     The Indenture does not contain any provisions that would provide protection to Holders of the Notes against a sudden and dramatic decline in credit quality of the Company resulting from any takeover or recapitalization or similar restructuring, except as described below under "-- Certain Rights To Require Repurchase of Notes."

CONVERSION RIGHTS

     The Notes are convertible into Common Stock, at the option of the Holder, at any time prior to redemption or final maturity, initially at the conversion price of $25.50 per share. The right to convert Notes that have been called for redemption will terminate at the close of business on the second business day preceding the Redemption Date unless ARS defaults in making the payment due on that redemption. See "-- Optional Redemption."

     The conversion price is subject to adjustment on the occurrence of any of the following events: (i) the subdivision, combination or reclassification of outstanding shares of Common Stock; (ii) the payment of a dividend or distribution on the Common Stock exclusively in Common Stock or any other class of capital stock of ARS which includes Common Stock; (iii) the issuance of rights or warrants to all holders of Common Stock entitling them to acquire shares of Common Stock (or securities convertible into Common Stock) at a price per share less than the then Current Market Price; (iv) the distribution to all holders of Common Stock of shares of capital stock of ARS other than Common Stock, evidences of indebtedness of ARS, cash or assets (including securities, but excluding (a) dividends or distributions paid exclusively in cash, (b) dividends or distributions provided for in clause (ii) above and (c) rights and warrants provided for in clause (iii) above); (v) a distribution consisting exclusively of cash (excluding any cash distributions referred to in clause (iv) above) to all holders of Common Stock in an aggregate amount that, together with (a) all other cash distributions (excluding any cash distributions referred to in clause (iv) above) made within the 12 months preceding the record date for that distribution and (b) any cash and the fair market value of other consideration paid in respect of any tender offer subject to the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), made by ARS or a subsidiary of ARS for Common Stock consummated within the 12 months preceding that distribution, exceeds the greater of (1) 12.5% of ARS's market capitalization (being at any time the product of the then Current Market Price times the number of shares of Common Stock then outstanding) on that record date and (2) the Company's consolidated retained earnings on that record date (determined without giving effect to that distribution); and (vi) the consummation of a tender offer made by ARS or any subsidiary of ARS for Common Stock which involves an aggregate consideration that, together with (a) any cash and other consideration payable in respect of any tender offer made by ARS or a subsidiary of ARS for Common Stock consummated within the 12 months preceding the last time on which tenders of Common Stock may be made pursuant to the current tender offer (the "Expiration Time") and (b) the aggregate amount of all cash distributions (excluding any cash distributions referred to in clause (iv) above) to all holders of Common Stock within the 12 months preceding the consummation of that tender offer, exceeds the greater of (1) 12.5% of ARS's market capitalization immediately prior to that Effective Time (determined using all then tendered shares) and (2) the Company's consolidated retained earnings at the Effective Time (determined without giving effect to the purchase of tendered shares). No adjustment of the conversion price will be required to be made until cumulative adjustments amount to at least 1.0% of the conversion price, as last adjusted. Any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment.

     ARS will be permitted to reduce the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of that event. In the case of any consolidation or merger of ARS with or into any other corporation (other than one in which no change is made in the outstanding Common Stock), or the sale or transfer of all or substantially all the properties and assets of ARS, the Holder of any Note then outstanding will, with certain exceptions, have the right thereafter to convert that Note only into the kind and amount of securities, cash and other property receivable on that consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which that Note might have been converted immediately prior to that consolidation, merger, sale or transfer; and adjustments will be provided for events subsequent thereto which are as nearly equivalent as practical to the conversion price adjustments described above.


     Fractional shares of Common Stock will not be issued on conversion, but, in lieu thereof, ARS will pay a cash adjustment based on the Closing Price at the close of business on the day of conversion. If any Notes are surrendered for conversion during the period from the close of business on any Regular Record Date through and including the next succeeding Interest Payment Date (except any such Note called for redemption on a Redemption Date, or repurchasable on a Repurchase Date occurring within such period), those Notes when surrendered for conversion must be accompanied by payment in New York Clearing House funds, or other funds acceptable to ARS, of an amount equal to the interest thereon which the registered Holder on that Regular Record Date is to receive. Except as described in the preceding sentence, no interest will be payable by ARS on converted Notes with respect to any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made on conversion.

SUBORDINATION

     The payment of the principal of and premium, if any, and interest on the Notes and any other payment obligations of ARS in respect of the Notes (including any obligation to repurchase the Notes) are, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred. If there is a payment or distribution of assets to creditors on any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar case or proceeding of ARS, the holders of all Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Obligations due or to become due in respect of that Senior Indebtedness (including interest after the commencement of any such case or proceeding, notwithstanding that ARS may be excused as a result of such case or proceeding from the obligation to pay all or any part of the interest otherwise payable in respect of any Senior Indebtedness) before the Holders of the Notes will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Notes, and until all Obligations with respect to the Senior Indebtedness are paid in full in cash or cash equivalents, any distribution to which the Holders of the Notes would be entitled shall be made to the holders of the Senior Indebtedness. ARS also may not make any payment (whether by redemption, purchase, retirement, defeasance or otherwise) upon or in respect of the Notes if (i) a default in the payment of the principal of or premium, if any, or interest on any Designated Senior Indebtedness (a "Payment Default") occurs or (ii) any other default occurs and is continuing with respect to any Designated Senior Indebtedness which permits holders of Designated Senior Indebtedness as to which that default relates to accelerate its maturity (a "Nonpayment Default") and the Trustee receives notice of that default (a "Payment Blockage Notice") from (a) if such Nonpayment Default shall have occurred under the Credit Facility or any other debt facility referred to in the description of "Designated Senior Indebtedness" below, the representative of the Credit Facility or such other debt facility, as the case may be, or (b) if such Nonpayment Default shall have occurred with respect to any other issue of Designated Senior Indebtedness, the holders, or a representative of the holders, of at least 20% of such Designated Senior Indebtedness. The payments on or in respect of the Notes shall be resumed (i) in the case of a Payment Default respecting Designated Senior Indebtedness, on the date on which that default is cured or waived and (ii) in the case of a Nonpayment Default respecting Designated Senior Indebtedness, the earliest of (a) the date on which that Nonpayment Default is cured or waived, (b) the date the applicable Payment Blockage Notice is retracted by written notice to the Trustee from a representative of the holders of the Designated Senior Indebtedness which have given that Payment Blockage Notice and (c) 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee, unless any Payment Default has occurred and is continuing or an Event of Default of the type referred to in clause (vii) of the first sentence under "-- Events of Default" has occurred. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior Payment Blockage Notice, and no Nonpayment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

     If the Maturity of the Notes is accelerated because of an Event of Default,
(i) the Indenture requires ARS to promptly notify holders of Designated Senior Indebtedness of that event and (ii) the Holders will, to the extent permitted by law, be prohibited for a period of 180 days thereafter from making any bankruptcy filing with respect to ARS or, to the extent permitted by law, from filing suit to enforce their rights under the Indenture.


     "Senior Indebtedness" is defined in the Indenture as the principal of and premium, if any, and interest on and other Obligations in respect of (i) all indebtedness of ARS for money borrowed (including any indebtedness under the Credit Facility and any predecessor or successor thereto), whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, except any such other indebtedness that, by the terms of the instrument or instruments by which it was created or incurred, expressly provides that it
(a) is junior in right of payment to the Notes or (b) ranks pari passu in right of payment with the Notes, and (ii) any amendments, renewals, extensions, modifications, refinancings and refundings of any of the foregoing. For purposes of this definition, "indebtedness for money borrowed" when used with respect to ARS means (i) any obligation of, or any obligation guaranteed by, ARS for the repayment of borrowed money (including fees, penalties and other obligations in respect thereof), whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any deferred payment obligation of, or any such obligation guaranteed by, ARS for the payment of the purchase price of property or assets evidenced by a note or similar instrument and (iii) any obligation of, or any such obligation guaranteed by, ARS for the payment of rent or other amounts under a lease of property or assets, which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of ARS under generally accepted accounting principles. As used in the Indenture: (i) "Obligations" in respect of the Senior Indebtedness include any principal, interest, premiums, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any such indebtedness; and (ii) "Designated Senior Indebtedness" means (a) Obligations under the Credit Facility and (b) any other Senior Indebtedness the principal amount of which is $25.0 million or more and that has been designated by ARS as "Designated Senior Indebtedness."


     The Notes are obligations exclusively of ARS. ARS currently conducts its operations through its subsidiaries, which are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due in respect of the Notes or to make any funds available therefor, whether by dividends, loans or other payments. The ability of any subsidiary of ARS to loan or advance funds or pay dividends to ARS (i) may be subject to contractual or statutory restrictions, (ii) will be contingent on the subsidiary's earnings and cash flows and (iii) will be subject to various business considerations.

     The Notes are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of subsidiaries of ARS. Any right of ARS to receive assets of any of its subsidiaries on the liquidation or reorganization of that subsidiary (and any consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that ARS is itself recognized as a creditor of that subsidiary, in which case the claims of ARS would still be subordinated to any security in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by ARS.


     The Indenture does not limit or prohibit the incurrence of (i) Senior Indebtedness or (ii) indebtedness, liabilities or other commitments by ARS or its subsidiaries. As of September 30, 1997, the aggregate amount of Senior Indebtedness to which the Notes are subordinated was approximately $61.0 million, and the aggregate amount of indebtedness and other balance sheet liabilities of ARS's subsidiaries to which the Notes are effectively subordinated was approximately $45.0 million. ARS also expects to incur Senior Indebtedness from time to time in the future, including Senior Indebtedness under the $100 million Credit Facility.


OPTIONAL REDEMPTION

     ARS may, at its option, redeem the Notes, in whole or from time to time in part, at any time on or after April 20, 2000, on not less than 15 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at its address appearing in the Security Register and prior to Maturity at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

     If redeemed during the 12-month period beginning April 15, in the year indicated (April 20, in the case of 2000), the redemption price shall be:

                                                              REDEMPTION
                            YEAR                                PRICE
                            ----                              ----------
2000........................................................    104.14%
2001........................................................    103.11
2002........................................................    102.07
2003........................................................    101.04

     No sinking fund is provided for the Notes.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     ARS will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person in one transaction or a series of related transactions, or permit any single Person to consolidate with or merge into ARS, unless (i) if applicable, the Person formed by such consolidation or into which ARS is merged or the Person or corporation which acquires the properties and assets of the Company substantially as an entirety is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes payment of the principal of and premium, if any, and interest on the Notes and the performance or observance of each obligation of ARS under the Indenture,
(ii) immediately after giving effect to such transaction no Event of Default will have occurred and be continuing, (iii) such consolidation, merger, conveyance, transfer or lease does not adversely affect the validity or enforceability of the Notes and (iv) ARS has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the provisions of the Indenture.


CERTAIN RIGHTS TO REQUIRE REPURCHASE OF NOTES


     If any Repurchase Event (as defined below) occurs on or prior to Maturity, each Holder of Notes has the right, at the Holder's option, to require ARS to repurchase all or any part of the Holder's Notes on the date (the "Repurchase Date") that is 30 days after the date ARS gives notice of the Repurchase Event as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, ARS is required to deposit with the Trustee or a Paying Agent an amount of money in same-day funds sufficient to pay the Repurchase Price of the Notes to be repaid on the Repurchase Date.

     Failure by ARS (i) to provide timely notice of a Repurchase Event, as provided for below, or (ii) to repurchase the Notes when required will result in an Event of Default under the Indenture whether or not that repurchase is permitted by the subordination provisions of the Indenture.

     On or before the 15th day after a Repurchase Event occurs, ARS is obligated to mail to all Holders of Notes a notice of that occurrence which states the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price and the procedures the Holder must follow to exercise its repurchase right. To exercise this right, a Holder must deliver to ARS or its designated agent and to the Trustee, on or before the close of business on the Repurchase Date, written notice of the Holder's exercise of that right, together with the certificates evidencing the Notes to be repurchased, duly endorsed for transfer to ARS. Any such notice will be irrevocable.

     A "Repurchase Event" is the occurrence of a Change in Control or a Termination of Trading. A "Change in Control" will occur when: (i) all or substantially all the assets of the Company or of the Company and its subsidiaries, taken as a whole, are sold in one transaction or any series of related transactions as an entirety to any Person or related group of Persons;
(ii) any consolidation or merger of ARS occurs (a) in which ARS is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of ARS in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (b) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of ARS in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the same proportion as their ownership of Common Stock immediately before such transaction; (iii) any Person, or any Persons acting together that would constitute a "group" for purposes of Section 13(d) of the Exchange Act, together with any affiliates thereof, shall beneficially own (as defined in Exchange Act Rule 13d-3) at least 50% of the total voting power of all classes of capital stock of ARS entitled to vote generally in the election of directors of ARS; (iv) at any time during any consecutive two-year period, individuals who at the beginning of that period constituted the Board of Directors of ARS

(the "Board") (together with any new directors whose election by the Board or whose nomination for election by the stockholders of ARS was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or (v) ARS is liquidated or dissolved or adopts a plan of liquidation or dissolution.

     A "Termination of Trading" will occur if the Common Stock (or other common stock into which the Notes are then convertible) is neither listed for trading on a national securities exchange in the United States nor approved for trading on an established automated over-the-counter trading market in the United States.

     The right of Holders to require ARS to repurchase Notes if a Repurchase Event occurs could create an Event of Default under Senior Indebtedness, as a result of which any repurchase could, absent a waiver of such repurchase right, be blocked by the subordination provisions of the Indenture. See
"-- Subordination." Failure by ARS to repurchase the Notes when required will result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by those subordination provisions. The ability of ARS to pay cash to the Holders of Notes upon a repurchase may be limited by certain financial covenants contained in Senior Indebtedness.

     If a Repurchase Event occurs and Holders exercise their rights to require ARS to repurchase Notes, ARS intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such repurchase.

     The foregoing provisions (i) may not afford Holders protection in the event of highly leveraged or other transactions involving ARS which may adversely affect Holders and (ii) may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a stockholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture: (i) default in the payment of principal of or any premium on any Note when due (even if such payment is prohibited by the subordination provisions of the Indenture); (ii) default in the payment of any interest on any Note when due, which default continues for 30 days (even if that payment is prohibited by the subordination provisions of the Indenture); (iii) failure to provide timely notice of a Repurchase Event as required by the Indenture; (iv) default in the payment of the Repurchase Price in respect of any Note on the Repurchase Date therefor (even if that payment is prohibited by the subordination provisions of the Indenture); (v) default in the performance or breach of any other covenant or warranty of ARS in the Indenture which continues for 60 days after written notice as provided in the Indenture; (vi) default under one or more bonds, debentures, notes or other evidences of indebtedness for money borrowed by ARS or any of its consolidated subsidiaries or under one or more mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by ARS or any of its consolidated subsidiaries, whether that indebtedness now exists or is hereafter created, which default individually or in the aggregate constitutes a failure to pay the principal of indebtedness in excess of $10 million when due and payable after the expiration of any applicable grace period with respect thereto or results in indebtedness in excess of $10 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without that indebtedness having been discharged, or that acceleration having been rescinded or annulled, within a period of 30 days after there shall have been given to ARS by the Trustee or to ARS and the Trustee by Holders of at least 25% in aggregate principal amount of the Outstanding Notes a written notice specifying such default and requiring ARS to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled; and (vii) certain events in bankruptcy or reorganization of or similar events respecting ARS or any of its Significant Subsidiaries.

     If an Event of Default shall occur and be continuing, the Trustee or Holders of not less than 25% in aggregate principal amount of the Outstanding Notes may declare the principal of and premium, if any, on all the Notes to be due and payable immediately but if a majority in principal amount of Holders of Outstanding

Notes waive any past default (except the nonpayment of interest on, premium, if any, and principal of any Note and subject to certain other limitations), then such default will cease to exist and any Event of Default arising therefrom will be deemed cured for every purpose of the Indenture; but no such waiver will extend to any subsequent or other default. If an Event of Default occurs and is continuing as a result of an event of bankruptcy or reorganization of ARS or any of its Significant Subsidiaries, the principal of, premium, if any, and accrued and unpaid interest on the Notes will automatically become due and payable without any declaration or other act on the part of the Trustee or any Holder of Notes. ARS is required to furnish to the Trustee annually a statement as to the performance by ARS of certain of its obligations under the Indenture and as to any default in that performance. The Indenture provides that the Trustee may withhold notice to Holders of the Notes of any continuing default (except in the case of a default in payment of the principal of or premium, if any, or interest on any Notes) if the Trustee considers it in the interest of Holders of the Notes to do so.


MODIFICATIONS AND AMENDMENTS



     ARS and the Trustee may modify or amend the Indenture without the consent of Holders to: (i) evidence the succession of another Person to ARS and the assumption by any such successor of the covenants of ARS in the Indenture and the Notes; (ii) add to the covenants of ARS for the benefit of Holders, add an additional Event of Default or surrender any right or power conferred upon ARS;
(iii) secure the Notes; (iv) make provision with respect to the conversion rights of Holders in the event of a consolidation, merger or sale of assets involving ARS, as required by the Indenture; (v) evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Notes; or
(vi) cure any ambiguity or omission, correct or supplement any provision in the Indenture or the Notes which may be defective or inconsistent with any other provision or make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture; provided, however, that no such modification or amendment described in this clause (vi) may adversely affect the interest of Holders in any material respect.


SATISFACTION AND DISCHARGE

     ARS may discharge its obligations under the Indenture while Notes remain Outstanding, subject to certain conditions, if (i) all Outstanding Notes have become due and payable or will become due and payable at their scheduled maturity within one year or (ii) all Outstanding Notes are scheduled for redemption within one year, and in either case ARS has deposited with the Trustee an amount in cash sufficient (without any consideration of any investment of that cash) to pay and discharge all Outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption.

FORM, DENOMINATION AND REGISTRATION

     The Notes were issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiples thereof.

     Global Notes; Book-Entry Form. Notes held by "qualified institutional buyers," as defined in Rule 144A ("QIBs"), are evidenced by a global Note (hereinafter referred to as the "Global Note") which was deposited with, or on behalf of, DTC in New York, and registered in the name of Cede & Co. ("Cede") as DTC's nominee.

     Except as set forth below, the Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     A QIB may hold its interests in the Global Note directly through DTC if the QIB is a participant in DTC, or indirectly through organizations that are participants in DTC (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds.

     The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Note to those persons may be limited.

     QIBs who are not Participants may beneficially own interests in the Global Note held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Global Note, Cede for all purposes will be considered the sole holder of the Global Note. Except as provided below, owners of beneficial interests in the Global Note will not (i) be entitled to have certificates registered in their names, (ii) receive or be entitled to receive physical delivery of certificates in definitive form or (iii) be considered the holders thereof.

     Payment of interest on and the redemption price of the Global Note will be made to Cede, the nominee for DTC, as the registered owner of the Global Note, by wire transfer of immediately available funds on each interest payment date or the redemption date, as the case may be. Neither ARS, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     DTC has advised ARS that, with respect to any payment of interest on and the redemption price of the Global Note, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the Notes represented by the Global Notes as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by Participants to owners of beneficial interests in Notes represented by the Global Note held through those Participants will be the responsibility of those Participants, as is now the case with securities held for the accounts of customers registered in "street name."

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in Notes represented by the Global Note to pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing that interest.

     Neither ARS nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised ARS that it will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below), only at the direction of one or more Participants to whose account with DTC interests in the Global Note are credited, and only in respect of the principal amount of the Notes represented by the Global Note as to which such Participant or Participants has or have given such direction.

     DTC has advised ARS as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchasers. Certain Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

     DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among Participants, but it is under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ARS within 90 days, ARS will cause Notes to be issued in definitive form in exchange for the Global Note.

PAYMENTS OF PRINCIPAL AND INTEREST

     The Indenture requires that payments in respect of the Notes held of record by DTC or its nominee (including Notes evidenced by the Global Note) be made in same-day funds. Payments in respect of the Notes held of record by holders other than DTC or its nominee may, at the option of ARS, be made by check and mailed to those holders of record as shown on the register for the Notes.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     Pursuant to a registration rights agreement among ARS and the Initial Purchasers (the "RRA"), ARS has registered the Transfer Restricted Securities (defined below) under the Securities Act for resale by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf. Holders of Securities constituting "Transfer Restricted Securities" are entitled to the benefits of the RRA. Each Note or the Common Stock into which the Note has been converted will be a "Transfer Restricted Security" until the first to occur of (i) the date it is disposed of in accordance with the Shelf, (ii) the date it is distributed to the public pursuant to Rule 144 or (iii) the first date it may be sold or distributed pursuant to Rule 144(k) (April 2, 1999 for holders that have not then been affiliates of ARS for at least three months) or any similar provision then in force.

     ARS has agreed to maintain the Shelf until the first to occur of (i) April 2, 2000 or (ii) the date when no security covered by the Shelf remains a Transfer Restricted Security, but the RRA permits ARS to prohibit offers and sales of Transfer Restricted Securities by means of the Shelf under certain circumstances and subject to certain conditions during "Suspension Periods" (as defined in the RRA). ARS cannot assure it will be able to maintain an effective, current registration statement under the Securities Act as required by the RRA, and any failure to do so might adversely affect the marketability and sale price of the Transfer Restricted Securities.

     Holders of Transfer Restricted Securities must satisfy certain conditions the RRA imposes in order to dispose of those securities by means of the Shelf. These include (i) delivering information to and making certain representations to ARS and (ii) being named as Selling Holders in the Shelf. The liquidity of Transfer Restricted Securities whose holder elects not to meet these conditions could be adversely affected.

     A "Registration Default" will occur under the RRA if, at any time during which ARS is required to maintain the Shelf, the Shelf ceases to be effective under the Securities Act (without being succeeded immediately by a replacement shelf registration statement that is effective under the Securities Act) or usable for the offer and sale of Transfer Restricted Securities for a period (including any Suspension Period) exceeding (i) 60 days in the aggregate in any of the one-year periods ending April 2, 1998, 1999 or 2000 or (ii) 30 days in any quarter of any of those one-year periods; provided that liquidated damages will not accrue after the first Saturday to occur after the first to occur of April 2, 1999 or the end of the holding period for restricted securities under Rule 144(k). If a Registration Default occurs, the RRA requires ARS to pay liquidated damages to holders of Transfer Restricted Securities which have become Selling Holders. During the first 90-day period immediately following the occurrence of a Registration Default, liquidated damages will accrue while that default continues on the Transfer Restricted Securities of Selling Holders at the rates per annum of (i) one quarter of one percent (25 basis points) per $1,000 principal amount of Notes and (ii) $2.50 per 39.2157 shares of Common Stock issued on conversion of Notes (subject to adjustment in the event of a stock split, combination or dividend or the like). These rates per annum will increase an additional 25 basis points per $1,000 principal amount of Notes and $2.50 per 39.2157 shares of Common Stock (subject to adjustment as described above) for each subsequent 90-day period the Registration Default continues, up to maximum rates of 125 basis points per $1,000 principal amount of Notes and $12.50 per 39.2157 shares of Common Stock (subject to adjustment as described above). Accrued and unpaid liquidated damages will be payable in same-day funds semiannually on each April 15 and October 15 to the Person in whose name the Security on which the damages accrued is registered or held of record at the close of business on the preceding April 1 or October 1, as the case may be. When a Registration Default is cured, liquidated damages attributable to that default will cease to accrue.

     The foregoing summary of certain provisions of the RRA does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the RRA, which is an exhibit to the Shelf.

GOVERNING LAW

     The Indenture and the Notes are governed by and construed in accordance with the laws of the State of New York, without giving effect to that state's conflicts of laws principles.

INFORMATION CONCERNING THE TRUSTEE

     ARS and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

LIMITED MARKET FOR THE NOTES

     On their original issuance, the Notes became eligible for trading in the PORTAL Market. Notes sold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market. No assurance can be given a market for the Notes will develop, as to the liquidity or sustainability of any market that may develop, or the ability of Holders to sell their Notes at any price. Future trading prices of the Notes will depend on many factors, including, among others, prevailing interest rates, ARS's operating results, the price of the Common Stock and the market for similar securities.

                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of ARS consists of 50,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). At December 16, 1997, 15,321,322 shares of Common Stock were issued and outstanding and no shares of Preferred Stock had been issued. The following summary is qualified in its entirety by reference to the Restated Certificate of Incorporation of ARS (the "Certificate of Incorporation"), which is an exhibit to the Shelf.


COMMON STOCK

     The Common Stock possesses ordinary voting rights for the election of directors and in respect of other corporate matters, and each share has one vote. The Common Stock affords no cumulative voting rights, and the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. The Common Stock carries no preemptive rights, is not convertible, redeemable, assessable or entitled to the benefits of any sinking fund. The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy" for information regarding the Company's dividend policy.

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the holders of Common Stock.

     Although ARS has no present intention to issue shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For example, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of ARS, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the rules of any market on which the securities of ARS are traded.

STOCKHOLDER RIGHTS PLAN

     Each share of Common Stock offered hereby includes one right ("Right") to purchase from ARS a unit consisting of one one-hundredth of a share (a "Fractional Share") of Series A Junior Participating Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"), at a purchase price of $40.00 per Fractional Share, subject to adjustment in certain events (the "Purchase Price"). The following summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement between ARS and a Rights Agent (the "Rights Agreement"), the form of which is an exhibit to the Shelf.

     The Rights currently are attached to all certificates representing shares of Common Stock now outstanding or hereafter issued, including the shares of Common Stock into which the Notes are convertible. No separate certificates for the Rights ("Rights Certificates") have been or will be distributed, except as described below. The Rights will separate from the Common Stock and a "Distribution Date" will, with certain exceptions, occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the date of the announcement being the "Stock Acquisition Date") or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person's becoming an Acquiring Person. Notwithstanding the foregoing, so long as Equus II, together with all affiliates and associates thereof, remains the beneficial owner of 15% or more of the outstanding shares of Common Stock, Equus II shall not be or become an Acquiring Person unless and until it, together with all affiliates and associates thereof, becomes the beneficial owner of additional shares of Common Stock constituting 1% or more of the then-outstanding shares of Common Stock or any other person who is the beneficial owner of at least 1% of the then outstanding shares of Common Stock shall become an affiliate or associate of Equus II. In certain circumstances the Distribution Date may be deferred by the Board of Directors. Certain inadvertent acquisitions will not result in a person's becoming an Acquiring Person if the person promptly divests itself of sufficient Common Stock. Until the Distribution Date, (a) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with those certificates, (b) Common Stock certificates will contain a notation incorporating the Rights Agreement by reference and (c) the surrender for transfer of any certificate for Common Stock also will constitute the transfer of the Rights associated with the stock represented by such certificate.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on June 30, 2006, unless earlier redeemed or exchanged by the Company as described below.

     As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Rights Certificates alone will represent the Rights. All shares of Common Stock issued prior to the Distribution Date will be issued with Rights. Shares of Common Stock issued after the Distribution Date in connection with certain employee benefit plans or upon conversion of certain securities will be issued with Rights. Except as otherwise determined by the Board of Directors, no other shares of Common Stock issued after the Distribution Date will be issued with Rights.

     In the event (a "Flip-In Event") that a person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of Common Stock at a price and on terms that a majority of the independent members of the Board of Directors determines to be fair to and otherwise in the best interests of the Company and its stockholders (a "Permitted Offer")), each holder of a Right will thereafter have the right to receive, on exercise of that Right, a number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a Current Market Price (as defined in the Rights Agreement) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Triggering Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement. Rights are not exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by the Company as set forth below.

     In the event (a "Flip-Over Event") that, at any time from and after the time an Acquiring Person becomes such, (i) the Company is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer) or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, on exercise of such Right, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as "Triggering Events."

     The Purchase Price payable, and the number of Fractional Shares of Series A Preferred Stock or other securities or property issuable, on exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) if holders of the Series A Preferred Stock are granted certain rights or warrants to subscribe for Series A Preferred Stock or certain convertible securities at less than the current market price of the Series A Preferred Stock or (iii) on the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares of Series A Preferred Stock that are not integral multiples of a Fractional Share are required to be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event that, on any exercise of Rights, a number of Rights be exercised so that only whole shares of Series A Preferred Stock will be issued.

     At any time until 10 days following the first date of public announcement of the occurrence of a Flip-In Event, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable, at the option of the Company, in cash, shares of the Common Stock or such other consideration as the Board of Directors of the Company may determine. Immediately upon the effectiveness of the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

     At any time after the occurrence of a Flip-In Event and prior to a person's becoming the beneficial owner of 50% or more of the shares of Common Stock then outstanding, the Company may, at its option, exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, and/or other equity securities deemed to have the same value as one share of Common Stock, per Right, subject to adjustment.

     Other than the redemption price, any of the provisions of the Rights Agreement may be amended by the Board of Directors as long as the Rights are redeemable. Thereafter, the provisions of the Rights Agreement other than the redemption price may be amended by the Board of Directors only in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable. Until a Right is exercised, the holder thereof, as such, will have no rights to vote or to receive dividends or any other rights as a stockholder of the Company.

     The Rights will have certain anti-takeover effects. They will cause substantial dilution to any person or group that attempts to acquire the Company without the approval of the Company's Board of Directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire the Company, even if such acquisition may be favorable to the interests of the Company's stockholders. Because the Board of Directors can redeem the Rights or approve a Permitted Offer, the Rights should not interfere with a merger or other business combination approved by the Board. The Rights are being issued to protect the Company's stockholders from coercive or abusive takeover tactics and to afford the Company's Board of Directors more negotiating leverage in dealing with prospective acquirors.

STATUTORY BUSINESS COMBINATION PROVISION

     ARS is a Delaware corporation and is subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination"(as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

OTHER MATTERS

     Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate of Incorporation limits the liability of directors of ARS to ARS or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of ARS will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to ARS or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited ARS and its stockholders. The Bylaws of ARS provide indemnification to its officers and directors and certain other persons with respect to certain matters, and ARS has entered into agreements with each of its directors and executive officers providing for indemnification with respect to certain matters.

     The Certificate of Incorporation provides that stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. The Bylaws provide that special meetings of the stockholders can be called only by the Chairman of the Board, the President or a majority of the Board of Directors.


     The Certificate of Incorporation provides that the Board of Directors shall consist of three classes of directors serving for staggered terms. The classified board provision could prevent a party who acquires control of a majority of the outstanding voting stock of ARS from obtaining control of the Board of Directors until the second annual stockholders meeting following the date the acquiror obtains the controlling interest.


     The Certificate of Incorporation provides that the number of directors shall be as determined by the Board of Directors from time to time, but shall not be less than three. It also provides that directors may be removed only for cause, and then only by the affirmative vote of the holders of at least a majority of all outstanding voting stock entitled to vote. This provision, in conjunction with the provisions of the Certificate of Incorporation authorizing the Board of Directors to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

STOCKHOLDER PROPOSALS

     The Bylaws contain provisions (i) requiring that advance notice be delivered to ARS of any business to be brought by a stockholder before an annual meeting of stockholders and (ii) establishing certain procedures to be followed by stockholders in nominating persons for election to the Board of Directors. Generally, such advance notice provisions provide that written notice must be given to the Secretary of ARS by a stockholder (i) in the event of business to be brought by a stockholder before an annual meeting, not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date), and (ii) in the event of nominations of persons for election to the Board of Directors by any stockholder, (a) with respect to an election to be held at the annual meeting of stockholders, not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date), and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed to stockholders or public disclosure of the date of the special meeting was made, whichever first occurs. Such notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the Bylaws. The foregoing summary is qualified in its entirety by reference to the Bylaws, which are in an exhibit to the Shelf.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discusses the material United States federal income tax consequences under generally applicable current law of the acquisition, ownership, conversion and disposition of Notes and the acquisition, ownership and disposition of any Common Stock which is received on the conversion of a Note for persons who acquire Notes from the Initial Purchasers and who hold those Notes and any such Common Stock as capital assets. It does not, however, discuss the effect of (i) special rules, such as those which apply to tax-exempt organizations, insurance companies, financial institutions, persons who hold the Notes or Common Stock in connection with a straddle or dealers or (ii) any foreign, state or local tax law. Accordingly, each prospective purchaser of Notes is advised to consult its own tax advisor regarding the matters discussed herein in light of its particular circumstances and the application of state, local and foreign tax laws.

     The following statements are based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations thereunder and the current judicial and administrative interpretations thereof.

OWNERSHIP BY U.S. PERSONS

     The following applies to a person who is a citizen or resident of the United States (a "U.S. Holder"), a corporation or partnership created or organized in the United States or any state thereof or an estate or trust the income of which is includible in income for United States federal income tax purposes regardless of its source.

     Interest on Notes. The stated interest on a Note will be taxable as ordinary income at the time interest is paid or accrued in accordance with the U.S. Holder's method of accounting for United States federal income tax purposes. ARS expects the Notes will not be issued with original issue discount. The occurrence of certain events (which ARS does not expect to occur) described under "Description of the Notes -- Registration Rights; Liquidated Damages" will cause liquidated damages to be payable to the holders of the Notes in the manner described therein. The possibility that such liquidated damages may be paid on the Notes will not cause the Notes to be issued with original issue discount. Any liquidated damages that are paid on the Notes will be includible in income by the holders of Notes in accordance with applicable law, under which the treatment of such liquidated damages is not entirely clear.

     Market Discount. If a Note is acquired at a "market discount," gain realized on a taxable disposition (and certain nontaxable dispositions) thereof will be treated as interest income to the extent of the theretofore unrecognized accrued market discount. Subject to a de minimis exception, "market discount" with respect to a Note is equal to the excess of (i) the stated redemption price at maturity of the Note over (ii) the Holder's initial basis in the Note. Any market discount accrues on a ratable basis or, at the election of the Holder, on the basis of a constant interest rate, and a Holder of a market discount Note may elect to include the market discount in its income as that market discount accrues.

     If a holder converts a market discount Note into Common Stock, the theretofore unrecognized accrued market discount on that Note will not, in general, be recognized, but will be treated as ordinary income on the later disposition of that Common Stock to the extent of any gain recognized at that time on the disposition of that Common Stock.

     Conversion of Notes. A U.S. Holder generally will not recognize gain or loss on the conversion of a Note into Common Stock except that it will recognize a capital gain or loss as a result of the receipt of cash in lieu of a fractional share equal to the amount of cash reduced by the basis of the portion of the Note in respect of which that cash was paid. The basis of the Common Stock that is received on the conversion will be the adjusted basis of the Note which was converted at the time of conversion increased by any gain that is recognized, decreased by any loss that is recognized and decreased by any cash that is received. The holding period of that Common Stock will include the holding period of the converted Note.

     Constructive Dividend. A distribution to holders of Common Stock may cause a deemed distribution (which will be a dividend to the extent of ARS's current or accumulated earnings and profits) to the Noteholders if the conversion price or conversion ratio of the Notes is adjusted to reflect that distribution.

     Sale or Exchange of Notes or Common Stock. Gain or loss will be recognized on the sale or exchange of the Notes or of Common Stock in an amount equal to the difference between (i) the amount of cash and the fair market value of any other property received by the Holder (excluding, in the case of the Notes, any amount representing accrued interest, which will be taxable as such) and (ii) the Holder's adjusted basis in the property sold or exchanged. Any such gain (other than gain characterized as interest under the market discount rules) or loss with respect to a Note or Common Stock will be a capital gain or loss and will be a long-term capital gain or loss if the holding period of the asset was more than one year.

     Dividends on Common Stock. Distributions on the Common Stock will be dividends to the extent of the current or accumulated earnings and profits of ARS, then a nontaxable return of capital reducing the holder's adjusted basis in the Common Stock until such adjusted basis is reduced to zero and finally an amount received in exchange for the Common Stock. Dividends paid to domestic corporations may qualify for the dividends received deduction subject to the limiting provisions that apply thereto.

OWNERSHIP BY NON-U.S. HOLDERS

     The following applies to a person who is not a U.S. Holder (a "Non-U.S. Holder") and to the income received thereby, such as interest, dividends and gain or loss on disposition, with respect to Notes and Common Stock which is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States. Any such effectively connected items of income will be subject to the United States federal income tax that applies to U.S. Holders generally, and, in the case of such a Non-U.S. Holder that is a foreign corporation, those items also will be subject to the branch profits tax.

     Interest on Notes. Interest paid on Notes to a Non-U.S. Holder will not be subject to United States federal income tax or to withholding in respect thereof if: (i) the beneficial owner (or if certain requirements are satisfied, a member of a class of financial institutions) certifies, under penalties of perjury, that the beneficial owner is not a U.S. Holder and provides the beneficial owner's name and address; (ii) the Non-U.S. Holder does not own actually or constructively 10% or more of the total voting power of all classes of stock of ARS entitled to vote (Common Stock into which a Note can be converted is constructively owned for these purposes); (iii) the Non-U.S. Holder is not a controlled foreign corporation with respect to which ARS is a "related person" within the meaning of Section 864(d)(4) of the Code; and (iv) the Non-U.S. Holder is not a bank holding the Notes as a result of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business. Accrued market discount on a Note is not treated for these purposes as interest income.

     If the foregoing conditions are not satisfied, then the interest will generally be subject to United States federal income tax withholding at a rate of 30% (or any lower rate that is provided by any applicable treaty).

     Sale or Exchange of Notes or Common Stock; Conversion of Notes. A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized on the sale or exchange of Notes or Common Stock or on the conversion of a Note unless (i) the Holder is an individual who is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied or (ii) ARS is (as is not expected) a "United States real property holding corporation," as defined in Section 897 of the Code, and certain exceptions do not apply.

     Dividends on Common Stock. Any distribution on Common Stock to a Non-U.S. Holder will be subject to United States federal income tax withholding at a rate of 30% (or any lower rate which is provided by any applicable treaty).

     Estate Tax. An individual Non-U.S. Holder of a Note will not be required to include the value of such Note in his gross estate for United States federal estate tax purposes, provided that such Holder did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of ARS and, at the time of such Holder's death, payments of interest on such Note would not have been effectively connected with the conduct by such Holder of a trade or business in the United States. An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the Common Stock will be required to include the value thereof in his gross estate for United States federal estate tax purposes (and may be subject to United States federal estate tax with respect thereto), unless otherwise provided by an applicable estate tax treaty.

BACKUP WITHHOLDING; INFORMATION REPORTING

     A noncorporate U.S. Holder holding Notes or Common Stock (and any Non-U.S. Holder failing to provide a certificate that it is not a U.S. Holder) will be subject to backup withholding at the rate of 31% with respect to interest paid on the Notes, dividends paid on Common Stock and the proceeds of any sale, exchange or redemption thereof if the payee fails to furnish a taxpayer identification number and in certain other circumstances. Any amounts so withheld will be allowed as a refund or a credit against the Holder's United States federal income tax liability, provided that certain information is furnished to the Internal Revenue Service.

     Information reporting will be required with respect to a payment of proceeds from the sale or exchange of Notes or Common Stock through a foreign office of a broker that is a United States person or of certain foreign brokers unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no actual knowledge to the contrary.

     The Internal Revenue Service has proposed regulations that, if issued as final regulations, would require certain Non-U.S. Holders to provide additional information in order to establish an exemption from, or reduce the rate of, withholding tax or backup withholding tax and in particular would require that foreign partnerships and partners of a foreign partnership provide certain information and comply with certain certification requirements not required under existing law. Such proposed regulations are proposed to be effective generally for payments made after December 31, 1997. It is not possible to predict whether, or in what form, the proposed regulations ultimately will be adopted.

                              PLAN OF DISTRIBUTION

     The Selling Holders may offer and sell the Securities from time to time and will act independently of ARS in deciding the timing, manner and size of any sale. ARS expects that sales generally will be made at then prevailing market prices, but prices in negotiated transactions may differ considerably.

     ARS cannot predict the extent, if any, to which Selling Holders may sell the Notes.


     Selling Holders may sell Securities in the over-the-counter market or otherwise and the Common Stock on the NYSE, at prices that (i) represent or relate to then prevailing market prices or (ii) are negotiated, including by means of an underwritten offering or one or more of the following methods: (i) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (ii) ordinary brokerage transactions and transactions in which a broker solicits purchasers; and (iii) block trades in which a broker-dealer so engaged will attempt to sell the Securities or Common Stock as agent but may take a position and resell a portion of the block as principal to facilitate the transaction. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Securities Act Rule 144 or Rule 144A may be sold under Rule 144 or 144A rather than pursuant to this Prospectus.


     No Selling Holder has advised ARS, as of the date hereof, that it has arranged for the offering or sale of any Security with any broker. Underwriters, brokers, dealers or agents (collectively, "underwriters") may participate in these transactions as agents and, in that capacity, may (i) be deemed "underwriters" for purposes of the Securities Act and (ii) receive brokerage commissions from Selling Holders or their purchasers which (together with any profits received by the Selling Holders) may be deemed underwriting discounts and commissions under the Securities Act. The Selling Holders have disclaimed the status of Securities Act "underwriters."

     To comply with the securities laws of certain jurisdictions, if applicable, the Securities will be offered or sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the Securities may not be offered or sold unless they have been registered or qualified for sale in those jurisdictions or unless an exemption from that registration or qualification is available and is complied with.


     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in a distribution of the Securities may be limited in its ability to engage in market activities respecting the Securities. In addition and without limiting the foregoing, each Selling Holder is subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, Rule 10b-2 and Regulation M, which provisions may limit the timing of purchases and sales of any of the Securities by the Selling Holders. All the foregoing may affect the marketability of the Securities.


     ARS may suspend the use of this Prospectus and any supplements hereto in certain circumstances because of pending corporate developments or a need to file a post-effective amendment to the Shelf. In any such event, ARS will use its reasonable efforts to ensure that the use of the Prospectus may be resumed as soon as practicable.


     ARS has agreed to pay substantially all the expenses incident to the registration, offering and sale of the Securities by the Selling Holders to the public other than any broker's commission, agency fee or underwriter's discount or commission, which will be borne by the relevant Selling Holder.


                                    EXPERTS


     The audited financial statements incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.



                             AVAILABLE INFORMATION



     ARS is subject to the reporting requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). These reports, proxy statements and other information, once filed, may be inspected, without charge, at the public reference facilities of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any portion of these documents can be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The SEC maintains an Internet web site that contains such reports, proxy statements and other information regarding issuers (including ARS) that file electronically with the SEC. The address of that site is http://www.sec.gov.



     ARS has filed the Shelf on Form S-3 under the Securities Act with the SEC with respect to this offering. This Prospectus, filed as a part of the Shelf, does not contain all the information set forth therein, or the exhibits and schedules thereto, in accordance with the rules and regulations of the SEC, and reference hereby is made to that omitted information. The statements made in this Prospectus concerning documents filed or incorporated by reference as exhibits to the Shelf accurately describe the material provisions of those documents and are qualified in their entirety by reference to those exhibits for complete statements of their provisions. The Shelf and the exhibits thereto may be inspected and copied at the principal office of the SEC in Washington, D.C., as described above, and are also available at the SEC's Internet web site described above.


     Proxy statements, reports and other information concerning the Company that are filed under the Exchange Act also can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE



     The following documents previously filed by ARS with the SEC are hereby incorporated by reference in this Prospectus (Exchange Act File No. 1-11849):



     1. Annual Report on Form 10-K for the year ended December 31, 1996;



     2. Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997;


     3. Current Report on Form 8-K dated March 4, 1997;


     4. Current Report on Form 8-K dated December 8, 1997;



     5. The description of the Common Stock contained in the Registration Statement on Form 8-A filed June 19, 1996; and



     6. The description of the Rights to Purchase Series A Junior Participating Preferred Stock contained in the Registration Statement on Form 8-A filed June 27, 1996.



     All reports and documents subsequently filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act by ARS prior to the termination of the offering contemplated hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from their respective dates of filing. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



     ARS hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of that person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to those documents (unless those exhibits are specifically incorporated by reference into those documents). Requests should be directed to John D. Held, Senior Vice President, General Counsel and Secretary, at the principal executive offices of ARS located at Post Oak Tower, Suite 725, 5051 Westheimer Road, Houston, Texas 77056; telephone (713) 599-0100.

============================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Prospectus Summary.........................    2
Risk Factors...............................    4
Use of Proceeds............................    8
Price Range of Common Stock................    8
Dividend Policy............................    8
Selected Financial Information.............    9
The Selling Holders........................   11
Description of the Notes...................   12
Description of Capital Stock...............   21
Certain United States Federal Income Tax
  Consequences.............................   26
Plan of Distribution.......................   28
Experts....................................   29
Available Information......................   29
Incorporation of Certain Information by
  Reference................................   30


============================================================
============================================================


                     [AMERICAN RESIDENTIAL SERVICES, INC.]

                               7 1/4% CONVERTIBLE
                               SUBORDINATED NOTES
                                    DUE 2004
                            ------------------------
                                   PROSPECTUS
                            ------------------------

DECEMBER                                                                  , 1997


============================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth the expenses in connection with the offering described in this registration statement, all of which have been paid by American Residential Services, Inc. (the "Company"). All these amounts (except the SEC Registration Fee) are estimated.



SEC Registration Fee........................................  $ 16,667
Printing and Engraving Costs................................    60,000
Legal Fees and Expenses.....................................   160,000
Accounting Fees and Expenses................................   175,000
Trustee and Registrar Fees and Expenses.....................    20,000
Miscellaneous...............................................    18,333
                                                              --------
                                                              $450,000
                                                              ========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Delaware General Corporation Law

     Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145.

     Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

  Certificate of Incorporation

     The Restated Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Restated Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

  Bylaws

     The Bylaws of the Company provide that the Company will indemnify and hold harmless any director or officer of the Company to the fullest extent permitted by applicable law, as in effect as of the date of the adoption of the Bylaws or to such greater extent as applicable law may thereafter permit, from and against all losses, liabilities, claims, damages, judgments, penalties, fines, amounts paid in settlement and expenses (including attorneys' fees) whatsoever arising out of any event or occurrence related to the fact that such person is or was a director or officer of the Company and further provide that the Company may, but is not required to, indemnify and hold harmless any employee or agent of the Company or a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise who is or was serving in such capacity at the written request of the Company; provided, however, that the Company is only required to indemnify persons serving as directors, officers, employees or agents of the Company for the expenses incurred in a proceeding if such person is a party to and is successful, on the merits or otherwise, in such proceeding, or if unsuccessful in the proceeding, but successful as to a matter in such proceeding, the expenses attributable to such matter and provided further that the Company may, but is not required to, indemnify such persons who are serving as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the written request of the Company for the expenses incurred in a proceeding if such person is a party to and is successful, on the merits or otherwise, in such proceeding. The Bylaws further provide that, in the event of any threatened, or pending action, suit or proceeding in which any of the persons referred to above is a party or is involved and that may give rise to a right of indemnification under the Bylaws, following written request by such person, the Company will promptly pay to such person amounts to cover expenses reasonably incurred by such person in such proceeding in advance of its final disposition upon the receipt by the Company of (i) a written undertaking executed by or on behalf of such person providing that such person will repay the advance if it is ultimately determined that such person is not entitled to be indemnified by the Company as provided in the Bylaws and (ii) satisfactory evidence as to the amount of such expenses.

  Indemnification Agreements

     The Company has entered into Indemnification Agreements with each of its directors and executive officers. The Indemnification Agreements generally are to the same effect as the Bylaw provisions described above.

  Insurance

     The Company maintains liability insurance for the benefit of its directors and officers.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
         *2.1            -- Agreement and Plan of Reorganization dated as of June 13,
                            1996 to which American Residential Services, Inc. ("ARS")
                            and Climatic Corporation of Vero Beach are parties (Form
                            S-1, Reg. No. 333-06195, Ex. 2.1).
         *2.2            -- Agreement and Plan of Reorganization dated as of June 13,
                            1996 to which ARS and Florida Heating and Air
                            Conditioning, Inc. are parties (Form S-1, Reg. No. 333-
                            06195, Ex. 2.2).
         *2.3            -- Agreement and Plan of Reorganization dated as of June 13,
                            1996 to which ARS and Atlas Services, Inc. are parties
                            (Form S-1, Reg. No. 333-06195, Ex. 2.3).
         *2.4            -- Agreement and Plan of Reorganization dated as of June 13,
                            1996 to which ARS and DIAL ONE Meridian and Hoosier, Inc.
                            are parties (Form S-1, Reg. No. 333-06195, Ex. 2.4).
         *2.5            -- Agreement and Plan of Reorganization dated as of June 13,
                            1996 to which ARS and Bullseye Air Conditioning, Inc. are
                            parties (Form S-1, Reg. No. 333-06195, Ex. 2.5).

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
         *2.6            -- Agreement and Plan of Reorganization dated as of June 13,
                            1996 to which ARS and Florida Heating and Air
                            Conditioning Duct, Inc. are parties (Form S-1, Reg. No.
                            333-06195, Ex. 2.6).
         *2.7            -- Agreement and Plan of Reorganization dated as of June 13,
                            1996 to which ARS and Florida Heating and Air
                            Conditioning Service, Inc. are parties (Form S-1, Reg.
                            No. 333-06195, Ex. 2.7).
         *2.8            -- Agreement and Plan of Reorganization dated as of June 13,
                            1996 to which ARS and General Heating Engineering
                            Company, Inc. are parties (Form S-1, Reg. No. 333-06195,
                            Ex. 2.8).
         *2.9            -- Agreement and Plan of Reorganization dated as of June 13,
                            1996 to which ARS and Enterprises Holding Company ("EHC")
                            are parties (Form S-1, Reg. No. 333-06195, Ex. 2.9).
         *2.10           -- Form of Uniform Provisions for the Acquisition of
                            Founding Companies (Form S-1, Reg. No. 333-06195, Ex.
                            2.10).
         *2.11           -- Agreement and Plan of Reorganization dated as of December
                            11, 1996 to which ARS and Metro Heating and Air
                            Conditioning, Inc. are parties (Form S-4, Reg. No.
                            333-18623, Ex. 2.11).
         *3.1            -- Restated Certificate of Incorporation of ARS (Form S-1,
                            Reg. No. 333-06195, Ex. 3.1).
         *3.2            -- Bylaws of ARS (Form S-1, Reg. No. 333-06195, Ex. 3.2).
         *3.3            -- Certificate of Designation of Series A Junior
                            Participating Preferred Stock (Form S-1, Reg. No.
                            333-06195, Ex. 3.3).
         *4.1            -- Form of Certificate representing Common Stock (Form S-1,
                            Reg. No. 333-06195, Ex. 4.1).
         *4.2            -- Rights Agreement of ARS, including form of Rights
                            Certificate as Exhibit B thereto (Form S-8, Reg. No.
                            333-13299, Ex. 4.4).
         *4.3            -- Registration Rights Agreement among ARS and the
                            stockholders listed on the signature pages thereto (Form
                            S-1, Reg. No. 333-06195, Ex. 4.3).
         *4.4            -- Stock Registration Agreement dated as of March 6, 1996
                            between ARS and Equus II Incorporated (Form S-1, Reg. No.
                            333-06195, Ex. 4.4).
         *4.5            -- Stock Piggyback Registration Agreement dated as of March
                            19, 1996 between EHC and NationsBank of Texas, N.A.
                            ("NationsBank") (Form S-1, Reg. No. 333-06195, Ex. 4.5).
         *4.6            -- Revolving Loan Agreement dated March 3, 1997 among ARS,
                            NationsBank and the other parties designated therein
                            (Form 10-K for 1996, File No. 1-11849, Ex. 4.6).
         *4.7            -- First Amendment to Revolving Loan Agreement dated March
                            24, 1997, among ARS, NationsBank and the other parties
                            designated therein (Form 10-K for 1996, File No. 1-11849,
                            Ex. 4.7).
         *4.8            -- Indenture dated as of April 1, 1997 from ARS to U.S.
                            Trust Company of Texas, N.A., as Trustee (Form S-4, Reg.
                            No. 333-18623, Ex. 4.8).
         *4.9            -- Registration Rights Agreement dated as of April 1, 1997 between ARS and Smith Barney Inc., Goldman, Sachs & Co.
                            and Montgomery Securities (Form S-4, Reg. No. 333-18623,
                            Ex. 4.9).

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
         *4.10           -- Indenture dated as of July 31, 1997 between ARS and U.S.
                            Trust Company of Texas, N.A., as Trustee, relating to the
                            Convertible Debt Securities (Form 10-Q for the period
                            ended June 30, 1997, File 1-11849, Ex. 4.11).
                         ARS and certain of its subsidiaries are parties to certain debt instruments under which the total amount of
                            securities authorized does not exceed 10% of the total
                            assets of ARS and its subsidiaries on a consolidated
                            basis. Pursuant to paragraph 4(iii)(A) of Item 601(b) of
                            Regulation S-K, ARS agrees to furnish a copy of such
                            instruments to the Commission upon request.
         +5.1            -- Opinion of John D. Held, Esq.
        *10.1            -- ARS 1996 Incentive Plan (Form S-1, Reg. No. 333-06195,
                            Ex. 10.1).
        *10.2            -- Employment Agreement dated as of November 1, 1995 between
                            ARS and Howard S. Hoover, Jr., as amended (Form S-1, Reg.
                            No. 333-06195, Ex. 10.2).
        *10.3            -- Employment Agreement dated as of November 1, 1995 between
                            ARS and C. Clifford Wright, Jr., as amended (Form S-1,
                            Reg. No. 333-06195, Ex. 10.3).
        *10.4            -- Amended and Restated Employment Agreement dated as of
                            April 1, 1997 between ARS and Harry O. Nicodemus, IV
                            (Form S-4, Reg. No. 333-18623, Ex. 4.9).
        *10.5            -- Employment Agreement dated as of March 6, 1996 between
                            ARS and John D. Held, as amended (Form S-1, Reg. No.
                            333-06195, Ex. 10.5).
        *10.6            -- Employment Agreement dated as of March 6, 1996 between
                            ARS and A. Jefferson Walker III (Form S-1, Reg. No.
                            333-06195, Ex. 10.6).
        *10.7            -- Employment Agreement dated as of April 15, 1996 between
                            ARS and Michael Mamaux (Form S-1, Reg. No. 333-06195, Ex.
                            10.7).
        *10.8            -- Employment Agreement dated as of June 13, 1996 between
                            ARS and Elliot Sokolow (Form S-1, Reg. No. 333-06195, Ex.
                            10.8).
        *10.9            -- Employment Agreement dated as of June 13, 1996 between
                            ARS and Gorden H. Timmons (Form S-1, Reg. No. 333-06195,
                            Ex. 10.10).
        *10.10           -- Employment Agreement dated as of June 13, 1996 between
                            ARS and Frank N. Menditch (Form S-1, Reg. No. 333-06195,
                            Ex. 10.12).
        *10.11           -- Employment Agreement dated as of November 1, 1996 between
                            ARS and Ronald R. McCann (Form S-1, Reg. No. 333-27785,
                            Ex. 10.12).
        *10.12           -- Employment Agreement dated as of November 18, 1996
                            between ARS and Joseph B. Lechtanski (Form S-1, Reg. No.
                            333-27785, Ex. 10.13).
        *10.13           -- Form of Indemnification Agreement between ARS and each of its directors and officers (Form S-1, Reg. No. 333-06195,
                            Ex. 10.15).
        *10.14           -- Executive Supplemental Disability Plan of ARS (Form S-1,
                            Reg. No. 333-06195, Ex. 10.16).
        *10.15           -- Executive Supplemental Life Insurance Plan of ARS (Form
                            S-1, Reg. No. 333-06195, Ex. 10.17).
        *10.16           -- ARS Deferred Compensation Plan (Form S-1, Reg. No.
                            333-06195, Ex. 10.18).

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
        *10.17           -- Employment Agreement dated as of November 1, 1997 between
                            ARS and Thomas N. Amonett (Form S-4, No. 333-31815, Ex.
                            10.17).
        *21.1            -- List of Subsidiaries (Form S-4, No. 333-31815, Ex. 21.1).
         23.1            -- Consent of Arthur Andersen LLP (Houston, Texas).
        +23.2            -- Consent of John D. Held, Esq. (contained in Exhibit 5.1).
        +24.1            -- Power of Attorney
        +25.1            -- Statement of Eligibility and Qualification (Form T-1)
                            under the Trust Indenture Act of 1939 of U.S. Trust
                            Company of Texas, N.A., as Trustee under Exhibit 4.10.


---------------

* Incorporated by reference.

+ Previously filed.

     (b) Financial Statement Schedules.

     All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 18, 1997.


                                            AMERICAN RESIDENTIAL SERVICES, INC.

                                            By:    /s/ THOMAS N. AMONETT
                                              ----------------------------------
                                                      Thomas N. Amonett
                                                President and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on December 18, 1997 in the capacities indicated.



                /s/ THOMAS N. AMONETT                                  /s/ ROBERT J. CRUIKSHANK*
-----------------------------------------------------    -----------------------------------------------------
                  Thomas N. Amonett                                      Robert J. Cruikshank
   President, Chief Executive Officer and Director                             Director
            (Principal Executive Officer)

             /s/ HARRY O. NICODEMUS, IV                                  /s/ RANDALL B. HALE*
-----------------------------------------------------    -----------------------------------------------------
               Harry O. Nicodemus, IV                                       Randall B. Hale
   Senior Vice President, Chief Financial Officer                              Director
            and Chief Accounting Officer

             /s/ HOWARD S. HOOVER, JR.*                                   /s/ NOLAN LEHMANN*
-----------------------------------------------------    -----------------------------------------------------
                Howard S. Hoover, Jr.                                        Nolan Lehmann
                Chairman of the Board                                          Director

               /s/ GORDEN H. TIMMONS*                                  /s/ WILLIAM P. MCCAUGHEY*
-----------------------------------------------------    -----------------------------------------------------
                  Gorden H. Timmons                                      William P. McCaughey
        Chief Operating Officer and Director                                   Director

               /s/ FRANK N. MENDITCH*                                     /s/ DON D. SYKORA*
-----------------------------------------------------    -----------------------------------------------------
                  Frank N. Menditch                                          Don D. Sykora
         Senior Vice President and Director                                    Director

                 /s/ ELLIOT SOKOLOW*
-----------------------------------------------------
                   Elliot Sokolow
       Assistant to the Chairman and Director

                *By: /s/ JOHN D. HELD
  ------------------------------------------------
                    John D. Held
                  Attorney-in-fact

                               INDEX TO EXHIBITS



        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
         *2.1            -- Agreement and Plan of Reorganization dated as of June 13,
                            1996 to which American Residential Services, Inc. ("ARS")
                            and Climatic Corporation of Vero Beach are parties (Form
                            S-1, Reg. No. 333-06195, Ex. 2.1).
         *2.2            -- Agreement and Plan of Reorganization dated as of June 13,
                            1996 to which ARS and Florida Heating and Air
                            Conditioning, Inc. are parties (Form S-1, Reg. No. 333-
                            06195, Ex. 2.2).
         *2.3            -- Agreement and Plan of Reorganization dated as of June 13,
                            1996 to which ARS and Atlas Services, Inc. are parties
                            (Form S-1, Reg. No. 333-06195, Ex. 2.3).
         *2.4            -- Agreement and Plan of Reorganization dated as of June 13,
                            1996 to which ARS and DIAL ONE Meridian and Hoosier, Inc.
                            are parties (Form S-1, Reg. No. 333-06195, Ex. 2.4).
         *2.5            -- Agreement and Plan of Reorganization dated as of June 13,
                            1996 to which ARS and Bullseye Air Conditioning, Inc. are
                            parties (Form S-1, Reg. No. 333-06195, Ex. 2.5).
         *2.6            -- Agreement and Plan of Reorganization dated as of June 13,
                            1996 to which ARS and Florida Heating and Air
                            Conditioning Duct, Inc. are parties (Form S-1, Reg. No.
                            333-06195, Ex. 2.6).
         *2.7            -- Agreement and Plan of Reorganization dated as of June 13,
                            1996 to which ARS and Florida Heating and Air
                            Conditioning Service, Inc. are parties (Form S-1, Reg.
                            No. 333-06195, Ex. 2.7).
         *2.8            -- Agreement and Plan of Reorganization dated as of June 13,
                            1996 to which ARS and General Heating Engineering
                            Company, Inc. are parties (Form S-1, Reg. No. 333-06195,
                            Ex. 2.8).
         *2.9            -- Agreement and Plan of Reorganization dated as of June 13,
                            1996 to which ARS and Enterprises Holding Company ("EHC")
                            are parties (Form S-1, Reg. No. 333-06195, Ex. 2.9).
         *2.10           -- Form of Uniform Provisions for the Acquisition of
                            Founding Companies (Form S-1, Reg. No. 333-06195, Ex.
                            2.10).
         *2.11           -- Agreement and Plan of Reorganization dated as of December
                            11, 1996 to which ARS and Metro Heating and Air
                            Conditioning, Inc. are parties (Form S-4, Reg. No.
                            333-18623, Ex. 2.11).
         *3.1            -- Restated Certificate of Incorporation of ARS (Form S-1,
                            Reg. No. 333-06195, Ex. 3.1).
         *3.2            -- Bylaws of ARS (Form S-1, Reg. No. 333-06195, Ex. 3.2).
         *3.3            -- Certificate of Designation of Series A Junior
                            Participating Preferred Stock (Form S-1, Reg. No.
                            333-06195, Ex. 3.3).
         *4.1            -- Form of Certificate representing Common Stock (Form S-1,
                            Reg. No. 333-06195, Ex. 4.1).
         *4.2            -- Rights Agreement of ARS, including form of Rights
                            Certificate as Exhibit B thereto (Form S-8, Reg. No.
                            333-13299, Ex. 4.4).
         *4.3            -- Registration Rights Agreement among ARS and the
                            stockholders listed on the signature pages thereto (Form
                            S-1, Reg. No. 333-06195, Ex. 4.3).
         *4.4            -- Stock Registration Agreement dated as of March 6, 1996
                            between ARS and Equus II Incorporated (Form S-1, Reg. No.
                            333-06195, Ex. 4.4).

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
         *4.5            -- Stock Piggyback Registration Agreement dated as of March
                            19, 1996 between EHC and NationsBank of Texas, N.A.
                            ("NationsBank") (Form S-1, Reg. No. 333-06195, Ex. 4.5).
         *4.6            -- Revolving Loan Agreement dated March 3, 1997 among ARS,
                            NationsBank and the other parties designated therein
                            (Form 10-K for 1996, File No. 1-11849, Ex. 4.6).
         *4.7            -- First Amendment to Revolving Loan Agreement dated March
                            24, 1997, among ARS, NationsBank and the other parties
                            designated therein (Form 10-K for 1996, File No. 1-11849,
                            Ex. 4.7).
         *4.8            -- Indenture dated as of April 1, 1997 from ARS to U.S.
                            Trust Company of Texas, N.A., as Trustee (Form S-4, Reg.
                            No. 333-18623, Ex. 4.8).
         *4.9            -- Registration Rights Agreement dated as of April 1, 1997 between ARS and Smith Barney Inc., Goldman, Sachs & Co.
                            and Montgomery Securities (Form S-4, Reg. No. 333-18623,
                            Ex. 4.9).
         *4.10           -- Indenture dated as of July 31, 1997 between ARS and U.S.
                            Trust Company of Texas, N.A., as Trustee, relating to the
                            Convertible Debt Securities (Form 10-Q for the period
                            ended June 30, 1997, File 1-11849, Ex. 4.11).
                            ARS and certain of its subsidiaries are parties to certain debt instruments under which the total amount of
                            securities authorized does not exceed 10% of the total
                            assets of ARS and its subsidiaries on a consolidated
                            basis. Pursuant to paragraph 4(iii)(A) of Item 601(b) of
                            Regulation S-K, ARS agrees to furnish a copy of such
                            instruments to the Commission upon request.
         +5.1            -- Opinion of John D. Held, Esq.
        *10.1            -- ARS 1996 Incentive Plan (Form S-1, Reg. No. 333-06195,
                            Ex. 10.1).
        *10.2            -- Employment Agreement dated as of November 1, 1995 between
                            ARS and Howard S. Hoover, Jr., as amended (Form S-1, Reg.
                            No. 333-06195, Ex. 10.2).
        *10.3            -- Employment Agreement dated as of November 1, 1995 between
                            ARS and C. Clifford Wright, Jr., as amended (Form S-1,
                            Reg. No. 333-06195, Ex. 10.3).
        *10.4            -- Amended and Restated Employment Agreement dated as of
                            April 1, 1997 between ARS and Harry O. Nicodemus, IV
                            (Form S-4, Reg. No. 333-18623, Ex. 4.9).
        *10.5            -- Employment Agreement dated as of March 6, 1996 between
                            ARS and John D. Held, as amended (Form S-1, Reg. No.
                            333-06195, Ex. 10.5).
        *10.6            -- Employment Agreement dated as of March 6, 1996 between
                            ARS and A. Jefferson Walker III (Form S-1, Reg. No.
                            333-06195, Ex. 10.6).
        *10.7            -- Employment Agreement dated as of April 15, 1996 between
                            ARS and Michael Mamaux (Form S-1, Reg. No. 333-06195, Ex.
                            10.7).
        *10.8            -- Employment Agreement dated as of June 13, 1996 between
                            ARS and Elliot Sokolow (Form S-1, Reg. No. 333-06195, Ex.
                            10.8).
        *10.9            -- Employment Agreement dated as of June 13, 1996 between
                            ARS and Gorden H. Timmons (Form S-1, Reg. No. 333-06195,
                            Ex. 10.10).
        *10.10           -- Employment Agreement dated as of June 13, 1996 between
                            ARS and Frank N. Menditch (Form S-1, Reg. No. 333-06195,
                            Ex. 10.12).
        *10.11           -- Employment Agreement dated as of November 1, 1996 between
                            ARS and Ronald R. McCann (Form S-1, Reg. No. 333-27785,
                            Ex. 10.12).
        *10.12           -- Employment Agreement dated as of November 18, 1996
                            between ARS and Joseph B. Lechtanski (Form S-1, Reg. No.
                            333-27785, Ex. 10.13).

        EXHIBIT
         NUMBER                            DESCRIPTION OF EXHIBITS
        -------                            -----------------------
        *10.13           -- Form of Indemnification Agreement between ARS and each of its directors and officers (Form S-1, Reg. No. 333-06195,
                            Ex. 10.15).
        *10.14           -- Executive Supplemental Disability Plan of ARS (Form S-1,
                            Reg. No. 333-06195, Ex. 10.16).
        *10.15           -- Executive Supplemental Life Insurance Plan of ARS (Form
                            S-1, Reg. No. 333-06195, Ex. 10.17).
        *10.16           -- ARS Deferred Compensation Plan (Form S-1, Reg. No.
                            333-06195, Ex. 10.18).
        *10.17           -- Employment Agreement dated as of November 1, 1997 between
                            ARS and Thomas N. Amonett (Form S-4, No. 333-31815, Ex.
                            10.17).
        *21.1            -- List of Subsidiaries (Form S-4, No. 333-31815, Ex. 21.1).
         23.1            -- Consent of Arthur Andersen LLP (Houston, Texas).
        +23.2            -- Consent of John D. Held, Esq. (contained in Exhibit 5.1).
        +24.1            -- Power of Attorney
        +25.1            -- Statement of Eligibility and Qualification (Form T-1)
                            under the Trust Indenture Act of 1939 of U.S. Trust
                            Company of Texas, N.A., as Trustee under Exhibit 4.10.


---------------


* Incorporated by reference.



+ Previously filed.